Exhibit 99.1

FOR IMMEDIATE RELEASE

Hospitality Investors Trust Completes $1.225 Billion Refinancing and Acquisition of Seven Hotels from Summit Hotel Properties for $66.8 Million

New York, New York, May 1, 2017 – Hospitality Investors Trust, Inc (“HIT REIT” or the “Company”) announced today that it has successfully refinanced two loans and, simultaneously, completed the acquisition of seven hotels pursuant to its previously announced purchase agreement with Summit Hotel Properties, Inc. (“Summit”) (the “Summit Portfolio”).

The new loans, which total approximately $1.225 billion, each carry a two-year initial term with three one-year extension options subject to conditions, and consist of:

(i)	A mortgage loan and related mezzanine loans with an aggregate principal balance of $915.0 million, which are collateralized by 87 of the Company’s hotel properties (the “HIT REIT Mortgage Loan”) and;
(ii)	A term loan with a principal balance of $310.0 million, which is collateralized by 28 of the Company’s hotel properties (the “HIT REIT Term Loan”).

Citibank, N.A. acted as administrative agent and as collateral agent, and Citigroup and Deutsche Bank acted as joint lead arrangers for the HIT REIT Term Loan. JPMorgan Chase Bank, National Association was also an initial lender for the HIT REIT Term Loan.

The seven hotels in the Summit Portfolio consist of 651 keys and were acquired for an aggregate purchase price of $66.8 million. All the properties in the portfolio have long term franchise agreements with one of the following brands: Marriott International (Courtyard, Residence Inn and Fairfield Inn), Hilton Hotels (Homewood Suites) or IHG (Staybridge Suites). The properties are located in Germantown, Tennessee and Ridgeland, Mississippi. The transaction increases the Company’s lodging portfolio to 148 hotels totaling 17,844 keys across 33 states.

Net proceeds (following the payment of fees and expenses) from the HIT REIT Mortgage Loan were used by HIT REIT to refinance the EQTY 2014-INNS loan, which, as of March 31, 2017, had an aggregate principal balance of $895.4 million, was collateralized by 95 of the Company’s hotel properties, and had a final maturity date of May 2019.

Net proceeds (following the payment of fees and expenses) from the HIT REIT Term Loan were used by HIT REIT for the following purposes:

(i)	To refinance its previous term loan, which, as of March 31, 2017, had an outstanding principal balance of $235.5 million, was collateralized by 20 of the Company’s hotel properties, and had a maturity date of August 2020;
(ii)	To finance a portion of the purchase price of the Summit Portfolio and;
(iii)	To fund reserves for contractual Property Improvement Plans associated with certain hotels collateralized by the HIT REIT Mortgage Loan.

Jonathan P. Mehlman, President and Chief Executive Officer of HIT REIT, commented, “We are pleased to announce these refinancing initiatives, which we believe enhance our capital structure by affording us a meaningful reduction of our cost of capital as well as the extension of maturities until 2022 on a significant portion of our mortgage debt. In addition, we are pleased to close on this portfolio of seven premium-branded select-service hotels from Summit.”

Additional details regarding these refinancings and the Summit Portfolio acquisition will be available in the Company's Form 8-K to be filed with the Securities and Exchange Commission by May 3, 2017.

Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor to HIT REIT. Cadwalader, Wickersham & Taft LLP and Shearman & Sterling LLP acted as legal advisors to the lenders on the HIT REIT Mortgage Loan and HIT REIT Term Loan, respectively. Proskauer Rose LLP acted as counsel to HIT REIT in connection with the acquisition of the Summit Portfolio.

About Hospitality Investors Trust

Hospitality Investors Trust is a publicly registered, non-traded REIT. Hospitality Investors Trust’s strategy focuses on acquiring stable, institutional quality and strategically located select-service lodging properties in North America branded by premium national hotel brands. For more information on Hospitality Investors Trust, please contact your financial professional or visit the website: www.HITREIT.com (http://www.hitreit.com).

Important Notice

This press release contains forward-looking statements, and such statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the Company’s ability to obtain additional debt or equity financing to meet its capital needs, pursuant to subsequent purchases of Convertible Preferred Units that may occur through February 2019, which are subject to conditions, or otherwise; risks associated with the Company’s transition to self-management; risks associated with potential conflicts of interest with Brookfield, which may not be resolved in favor of the Company or its stockholders; changes in interest rates; the effect of general market, real estate market, economic and political conditions, including global credit market conditions; the effect of market conditions that affect all hotel properties and risks common to the hotel industry; the Company’s ability to make scheduled payments on its debt and preferred equity obligations, as well as distributions payable with respect to the Convertible Preferred Units; the degree and nature of the Company’s competition; the availability of qualified personnel to the Company and its property managers, including Crestline Hotels & Resorts, LLC; the Company’s ability to qualify and maintain qualification as a REIT; and other factors, many of which are beyond Company’s control, including other factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:

Media Inquiries:

Tim Cifelli

President

DDCworks

tcifelli@ddcworks.com

(484) 342-3600